Exhibit 10.1

AMENDED EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated 1st February 2023, is entered into by and between Telkonet, Inc., a Utah corporation, and its respective current and former parent companies, successors, predecessors, subsidiaries and other affiliated companies as well as any of their respective current and former directors, officers, agents, shareholders, and employees ("Telkonet" or "Company") and John M. Srouji ("Executive") and amends and supersedes the prior Employment Agreement entered into by the Parties in or around August 2022. The Company and Executive may be referred to as the "Parties" or the "Party."

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties, intending to be legally bound, agree as follows:

1.           Duties and Scope of Employment.

Positions and Duties. The Company hereby employs Executive in the capacity of Chief Sales & Operation Officer (COO). In such capacity, Executive shall be responsible for the overall productivity and effectiveness of the sales & Operations of the Company's organization. In particular, Executive's responsibility shall include without limitations: (i) leading and overseeing the Company's sales team & Operations to meet revenue and sales growth targets; (ii) providing and running the Company's daily operations management to ensure that Company continues to retain existing customers, increase customers base and sale, and general / overall customers satisfaction; (iii) creating and implementing methodology and parameters to periodically assess the performance and effectiveness of the Company's sales & Operations team; (iv) aligning sales targets with the Company's profitability targets; (v) developing and implementing sales strategies, policies and Operation's procedures to meet Company's targets; and (vi) performing such other services and duties as the Company or its Board of Directors ("Board") may direct from time to time. Executive will report to the Telkonet CEO.

(a)       Location. It is agreed and understood that Executive shall reside in and work primarily from Guilford, Connecticut. Executive's office and business address shall be 20800 Swenson Dr., Suite 175, Waukesha, WI 53186 ("Executive's Business Address"). The Company shall be entitled to require the Executive to travel to work at the Business Address or at such other places as business needs require. The Executive shall be reimbursed by Telkonet for travel expenses."

2.           Term. The term of this Agreement shall commence as of the Signature of the employment agreement and run till May 2026,unless the Agreement is terminated pursuant to Section 6 below. The Initial Term will automatically renew for an additional twelve (12) months (the Initial Term and any renewal term will be referred to as the "Term"), unless (a) Executive provides written notice to the Company of his intent not to renew the Agreement at least 90 days prior to the end of the Term in accordance with the notice provision herein; or (b) the Company provides written notice to Executive of its intent not to renew the Agreement at least 30 days prior to the end of the Term, in accordance with the notice provision herein; or (c) the Agreement is terminated pursuant to Section 6 below.

3.           Extent of Services. During the Term, Executive shall devote his full time, ability, attention and efforts to the performance, to the best of his abilities, of such duties and responsibilities, as described in Section 1 above, and as the Board of Directors shall determine, consistent therewith. Executive agrees to be bound by the provisions of the Company Handbook (the "Handbook"), as such document may be modified from time to time. To the extent the provisions of the Handbook conflict with the terms of this Agreement, the terms of this Agreement shall prevail. Employee acknowledges receiving a copy of the Handbook, and, by signing this Agreement, agrees to be bound by its terms.

4.           Compensation.

(a)           Salary. Executive shall be paid $300,000 on an annualized basis in accordance with Telkonet's normal payroll practices and be subject to all lawfully required withholdings ("Base Salary.") The Base Salary may be increased, at any time, as determined by the Board.

1

(b)           Bonus. Executive will also be eligible to participate in the Company-sponsored bonus plan (the "Bonus Plan"). Should the Company [and Executive] meet the targets set forth in the Bonus Plan, Executive will be eligible to receive up to 30 % of Executive's Base Salary. The Bonus Program will be presented to Executive at the beginning of the calendar year. Executive will have a guaranteed 2022 bonus of $25,000 with the potential of an additional $20,000 should the Company achieve both 2022 budgeted net revenues and EBITDA targets.

(c)           Retention Bonus. Executive will receive $90,000 in January 2026 as compensation for his performance as an executive of the Company for the entire period (January 2023 — December 2025). The retention bonus it is part of executive's compensation plan and it will be presented to the Executive by the end of January 2026. If Executive separates from employment with the Company for any reason prior to the end of December 2025, Executive shall forfeit all rights to any portion of the Retention Bonus.

(d)           LTI. Executive will also be eligible to participate in the Company-sponsored Long Term Incentive plan ("The LTI Plan") for the 2023-2025 period. Should the Company and Executive meet the targets set forth in the LTI Plan, Executive will be eligible to receive certain payments or other benefits provided for by the terms of the LTI Plan. The LTI Plan will be presented to the Executive by the end of January 2023.

(e)           Executive Participation in Telkonet Staff Benefits Plans. During the Term, Executive shall be entitled to participate in any group health programs and other benefit plans, which may be instituted from time-to-time for Telkonet employees, and for which Executive qualifies under the terms of such plans. All such benefits shall be provided on the same terms and conditions as generally apply to all other Telkonet employees under these plans and may be modified by Telkonet from time-to-time.

(f)           Expenses. Executive shall be reimbursed by Telkonet for all ordinary, reasonable, customary and necessary expenses incurred by him in the performance of his duties and responsibilities including, but not limited to all costs for travel necessitated by the Company. Executive agrees to prepare documentation for such expenses as may be necessary for Telkonet to comply with the applicable rules and regulations of the Internal Revenue Service and Telkonet's existing policy.

5.           Vacation. At full pay and without any adverse effect to his compensation, provided that all other terms and conditions of this Agreement are satisfied, Executive shall be entitled to five (5) weeks of vacation for each full calendar year during the term of this Agreement. Executive agrees to schedule his vacation leave in advance upon written notice to the CEO. Carryover of vacation days shall be consistent with Company's existing policy.

6.           Termination. This Agreement shall terminate in accordance with Section 2 of this Agreement, or upon the first to occur of any of the following events:

(a)           "Cause" By the Company. For purposes of this Agreement, Cause shall mean the occurrence of any of the following: (1) theft, fraud, embezzlement, or any other act of intentional dishonesty by Executive; (2) any material breach by Executive of any provision of this Agreement which breach is not cured in the sole discretion of the Company within a reasonable time (but not to exceed fourteen (14) days) after written notification thereof to Executive by Telkonet; (3) any habitual neglect of duty or misconduct of Executive in discharging any of his duties and responsibilities under this Agreement after a written demand for performance was delivered to Executive that specifically identified the manner in which the [Board or the Company] believed Executive had failed to discharge his duties and responsibilities, and Executive failed to resume substantial performance of such duties and responsibilities on a continual basis in the sole discretion of the Company immediately following such demand; (4) conviction of Executive of a felony or any offense involving moral turpitude; or (5) provided notice is provided to Executive by Company of a material breach or failure or refusal of Executive to comply with the policies, rules, and regulations of Telkonet, as set forth in the Company Handbook, and Executive fails to take action to cure such behavior as stated in the notice from Company within a reasonable time (not to exceed 14 days) Upon termination for Cause, Executive shall be entitled to no further compensation, except for (i) the unpaid portion of Executive's Base Salary, computed on a pro rata basis to the date of termination; payment of accrued, unused vacation days; (iii) unpaid expenses submitted in accordance with the Company's policy; and (iv) other payments, benefits or fringe benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan provided under this Agreement ("Accrued Compensation.")

2

(b)           "Good Reason" By Executive. For purposes of this Agreement, Good Reason" shall mean the occurrence of any of the following: (1) any material adverse reduction in the scope of Executive's authority or responsibilities; (2) any reduction in the amount of Executive's compensation or participation in any employee benefits. If Executive terminates his employment with Telkonet for Good Reason, then, upon notice to Telkonet by Executive of such termination, Telkonet shall continue to pay Executive's Base Salary and provide Executive with continued participation in each employee benefit plan, in accordance with the mandates of COBRA (see Section 6.(b)(ii), in which Executive participated immediately prior to Executive's resignation for Good Reason for the period starting on the first day after the resignation date and ending upon expiration of the Term, or if such period is less than twelve (12) months, for a period of twelve (12) months from notice.

(c)           "Without Cause" By the Company. If Executive is terminated by Telkonet Without Cause, then Executive shall receive: (i) an amount equal to Executive's base salary for twelve (12) months of Executive's Base Salary as of the date of termination, payable in accordance with the Company's payroll schedule applicable to all employees (the "Severance Period"); and (ii) pay for any applicable health insurance premiums, in accordance with the mandates of COBRA during the Severance Period (collectively, the "Consideration"), subject to Executive complying with Paragraph 6(e) below; provided that if Executive finds other employment and/or becomes eligible for similar benefits from another employer, the non-compete clause be lifted at the same time the severance ends upon finding new employment, Telkonet will no longer be obligated to pay the Consideration to Executive.

(d)           Death or Disability. If Executive becomes incapacitated or disabled at any time during the Term so as to be unable (either mentally or physically) to substantially perform the services required of Executive pursuant to this Agreement for a period of ninety (90) or in any twelve (12) month period, unless otherwise required by law, the Company may, at its option, terminate Executive's employment hereunder effective immediately upon giving Executive written notice of such termination. If Executive's employment terminates by reason of death or disability, Executive will be entitled to receive only the Accrued Compensation.

(e)           Separation Agreement and Release of Claims. The receipt of any severance pursuant to this Agreement will be subject to Executive signing and not revoking a separation agreement and release of claims (the "Release") in a form reasonably acceptable to the Company, which becomes effective within thirty (30) days following Executive's separation from service. The Release will provide (among other things) that Executive will not disparage the Company, its directors, or its executive officers for 12 months following the date of termination and the Company will instruct its officers and directors not to disparage the Executive. No severance pursuant to this Agreement will be paid or provided until the Release becomes effective. All payments and benefits to which Executive otherwise may be entitled pursuant to this Section 6, if any, will cease immediately should Executive breach an provision of this Agreement.

7.           Surrender of Books and Papers. Upon termination of this Agreement (irrespective of the time, manner, or cause of termination, be it for cause or otherwise), Executive shall immediately surrender to Telkonet all books, records, or other written papers or documents entrusted to him or which he has otherwise acquired pertaining to Telkonet and all other Telkonet property in Executive's possession, custody or control.

8.           Inventions and Patents. Executive agrees that Executive will promptly, from time-to time, fully inform and disclose to Telkonet any and all ideas, concepts, copyrights, copyrightable material, developments, inventions, designs, improvements and discoveries of whatever nature that Executive may have or produced during the term of Executive's employment under this Agreement that pertain or relate to the then current business of Telkonet (the "Creations"), whether conceived by Executive alone or with others and whether or not conceived during regular working hours. All Creations shall be the exclusive property of Telkonet and shall be "works made for hire" as defined in 17 U.S.C. §101, and Telkonet shall own all rights in and to the Creations throughout the world, without payment of royalty or other consideration to Executive or anyone claiming through Executive. Executive hereby transfers and assigns to Telkonet (or its designee) all right, title and interest in and to every Creation, except as excluded herein. Executive shall assist Telkonet in obtaining patents or copyrights on all such inventions, designs, improvements and discoveries being patentable or copyrightable by Executive or Telkonet and shall execute all documents and do all things reasonably necessary (at Telkonet's sole cost and expense) to obtain letters of patent or copyright, vest Telkonet with full and exclusive title thereto, and protect the same against infringement by third parties, and such assistance shall be given by Executive, if needed, after termination of this Agreement for whatever cause or reason. Executive hereby represents and warrants that Executive has no current or future obligation with respect to the assignment or disclosure of any or all developments, inventions, designs, improvements and discoveries of whatever nature to any previous Employer, entity or other person and that Executive does not claim any rights or interest in or to any previous unpatented or uncopyrighted developments, inventions, designs, improvements or discoveries.

3

9.            Confidential Information, Non-Competition and No-Inducement.

(a)          Confidential Information.

(1)         Contemporaneous with the execution of this Agreement and during the term of employment under this Agreement, Telkonet shall deliver to Executive or permit Executive to have access to and become familiar with various confidential information and trade secrets of Telkonet, including without limitation, data, production methods, customer lists, product format or developments, other information concerning the business of Telkonet and other unique processes, procedures, services and products of Telkonet, which are regularly used in the operation of the business of Telkonet (collectively, the "Confidential Information").

(2)         For purposes of the preceding sentence, information is not treated as being Confidential Information if it: (i) is or becomes generally available to the public other than by Executive in violation of this Agreement; (ii) is obtained by Executive in good faith from a third party who discloses such information to Executive on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iii) is information published or disseminated by the Company in the ordinary course of business without restriction .

(3)         Executive shall not disclose any Confidential Information that he receives from the Company or Telkonet's clients and customers, directly or indirectly, nor use it in any way at any time, except as required in the course of employment with Telkonet, including, without limitation, (i) to compete or assist in competing with the Company; (ii) to contact, either directly or indirectly, any existing or potential customers, clients, contractors or vendors of the Company; or (iii) to interfere with or attempt to interfere with, or change the business relationship between the Company and its existing or potential customers, clients, contractors or vendors. Executive further acknowledges and agrees that Executive owes Telkonet, a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use.

(4)         All files, records, documents, drawings, graphics, processes, specifications, equipment and similar items relating to the business of Telkonet, whether prepared by Executive or otherwise coming into Executive's possession in the course of his employment with Telkonet, shall remain the exclusive property of Telkonet and shall not be removed from the premises of Telkonet without the prior written consent of Telkonet unless removed in relation to the performance of Executive's duties under this Agreement. Any Confidential Information, including without limitation, files, records, documents, drawings, graphics, specifications, equipment and similar items, and any and all copies of such materials that have been removed from the premises of Telkonet, shall be immediately returned by Executive to Telkonet upon demand or separation from the Company. As defined above, "Telkonet" includes Telkonet, Inc. and its subsidiaries and affiliates and all successors and predecessors in interest to Telkonet.

(5)         Defend Trade Secrets Act of 2016. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b)          Non-Competition. In consideration for Telkonet's disclosure of Confidential Information to Executive, Executive's access to the Confidential Information, and the salary paid to Executive hereunder, Executive covenants and agrees as follows:

(1)           Executive acknowledges that he will be provided with and have access to Confidential Information, the unauthorized use or disclosure of which would cause irreparable injury to Telkonet, that Telkonet's willingness to enter into this Agreement is based in material part on Executive's agreement to the provisions of this Section 9(b) and that Executive's breach of the provisions of this Section would materially and irreparably damage Telkonet.

(2)           Executive covenants and agrees that during Executive's employment with the Company, and for a period of one year commencing on the date of Executive's separation from the Company for any reason, including termination with Cause, Employee shall not, directly or indirectly, be employed by, assist, own, manage, consult, operate or control, or participate in the ownership, management, operation or control of any business that is in competition in any manner whatsoever with the Restricted Business (as defined herein) in North America. "Restricted Business" means any business by Telkonet at the time of Executive's separation from Telkonet. The non-compete be invalid in the event of termination without cause.

4

(3)           Executive further acknowledges that because of the nature of the business, the competitive market is not limited to a defined geographic area, and therefore, this non-compete provision is not and cannot be, restricted to a geographic area, but rather is restricted as set forth above

(c)          No-Inducement. During Executive's employment with the Company and for a period of two years following Executive's separation from the Company for any reason, Executive agrees that Executive will not, directly or indirectly (including but not limited to, through the use of "headhunters", recruiters or employment agencies) (i) solicit, hire, entice, persuade, recruit, employ or induce any person who was (or is) an employee, independent contractor, consultant, vendor and/or agent of the Company during the one (1) year period prior to the end of Executive's employment with the Company to leave, modify or otherwise interfere with their employment or consulting relationship with the Company; or (ii) divert, solicit, interfere with, or attempt to take away business from, render services for, accept business from, or do business with any person or entity that is or was a customer or client (or prospective customer or client) of the Company: (a) with whom Executive had contact during Executive's employment with the Company; (b) to whom Executive was introduced while employed by the Company; or (c) whose identity or contact information Executive learned about as a result of Executive being employed by the Company (collectively, "Client.")

(d)         Reasonableness of Restrictions. Executive acknowledges and expressly agrees that:

(1)           the restrictions set forth in this Paragraph 9 of this Agreement are reasonable in scope and necessary for the protection of the business and goodwill of Telkonet;

(2)           Executive's services are of a unique and extraordinary nature and that the restrictions contained herein are necessary to protect the Company;

(3)           Executive's experience and capabilities are such that enforcement of Paragraph by injunction will not prevent Executive from earning a living;

(4)           the Company takes significant steps to preserve and protect its business and competitive advantage and the loss of such advantage could cause severe and irreparable harm to the Company;

(5)           should any portion of the covenants in Section 9 be unenforceable because of the scope thereof or the period covered thereby or otherwise, the covenant shall be deemed to be reduced and limited to enable it to be enforced to the maximum extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

(e)         Injunctive Relief; Extension of Restrictive Period. In the event of a breach of any of the covenants by Executive or Telkonet contained in this Agreement, it is understood that damages will be difficult to ascertain, and either party may petition a court of law or equity for injunctive relief in addition to any other relief which Executive or Telkonet may have under the law, including but not limited to reasonable attorneys' fees.

10.          Non-disparagement. Executive agrees not to make false or disparaging statements concerning the Company or current or former officers, directors, members, employees or agents during Executive's employment with the Company or anytime thereafter. Employee further agrees not to take any actions or conduct himself in any way that would reasonably be expected to adversely affect the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, directors, members, employees or agents during Executive's employment with the Company or anytime thereafter.

11.          Resignations. As applicable, Executive agrees that he shall resign as a director and officer of the Company, and as a director and/or officer of each other direct and indirect subsidiary, division or affiliate of the Company for which Executive currently serves as a director or officer, effective as of the separation date, and further agrees to execute and deliver to the Company any instruments or documents reasonably requested by the Company to effect such resignations.

5

12.          Indemnification and Insurance. Executive will be covered under the Company's insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company's bylaws, Certificate of Incorporation, and standard form of Indemnification Agreement, with such insurance coverage and indemnification to be in accordance with the Company's standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director.

13.          Mandatory and Confidential Mediation and Arbitration.

(a)       Except as otherwise provided herein, in consideration of the mutual promises set forth herein, Executive and the Company agree any controversy or claim arising out of or relating to this Agreement, its enforcement, interpretation or arbitrability, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating to the subject matter of this Agreement, shall be settled by confidential, final and binding arbitration in 0, Wisconsin before a single arbitrator, selected in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA"), in accordance with the procedures required under Wisconsin law; provided, however, that the Company may seek injunctive relief in order to prevent irreparable harm or preserve the status quo. The parties understand and agree that this is an agreement to arbitrate under the Federal Arbitration Act ("FAA"). The parties further understand that this arbitration clause, and its enforcement, shall be governed by the laws of the State of Wisconsin, except where preempted by the FAA.

(b)       Any award pursuant to said arbitration shall be accompanied by a written opinion of the arbitrator setting forth the reason for the award, including findings of fact and conclusions of law. The award rendered by the arbitrator shall be conclusive and binding upon the Parties hereto, and judgment upon the award may be entered, and enforcement may be sought in, any court of competent jurisdiction. A court shall vacate, modify or correct any award: (i) where the arbitrator's findings of fact are not supported by substantial evidence, (ii) where the arbitrator's conclusions of law are erroneous; (iii) in accordance with Wisconsin law governing arbitration; or (iv) where the arbitrators knew of a governing legal principle yet refused to apply it or ignored it altogether. Executive understands and agrees that any demand for arbitration by either Executive or the Company shall be filed within the statute of limitation that is applicable to the claim(s) upon which arbitration is sought or required. Each Party shall pay its own expenses of arbitration and the expenses of the arbitrator (including compensation), unless otherwise provided by law.

(c)       Prior to the commencement of arbitration, Executive and the Company (the "Parties") agree to mediate any dispute arising out of or in connection with Executive's employment, or termination of employment, with the Company before a neutral mediator appointed in accordance with the Employment Arbitration Rules and Mediation Procedures (the "Rules") of the American Arbitration Association (AAA) exclusively in Wisconsin. Such mediation will be non-binding, and the mediator's reasonable fee will be paid by the Company. Applicable Wisconsin law and the AAA Rules will govern the mediation.

(d)       EXECUTIVE UNDERSTANDS THAT, ABSENT THIS AGREEMENT, EXECUTIVE AND THE COMPANY WOULD HAVE THE RIGHT TO SUE EACH OTHER IN COURT, AND THE RIGHT TO A JURY TRIAL, BUT, BY THIS AGREEMENT, EXCEPT AS OTHERWISE STATED ABOVE, BOTH PARTIES GIVE UP THAT RIGHT.

14.       Miscellaneous.

(a)           Executive shall not assign any part of his rights under this Agreement without the prior written consent of Telkonet. The Company may assign this Agreement (i) as part of the transfer of all or substantially all of its assets or stock (by way of sale, merger or otherwise) to another company; or (ii) to any affiliated or unaffiliated company or entity, and, upon such assignment, the burden and benefit hereof will be upon the assignee.

(b)           This Agreement contains the entire agreement and understanding between the Parties and supersedes any and all prior understandings and agreements between the Parties regarding Executive's employment, whether written or oral, including without limitation, all prior employment agreements.

6

(c)       No modification hereof shall be binding unless made in writing and signed by the Company. No waiver of any provisions of this Agreement shall be valid unless the same is in writing and signed by the Party against whom it is sought to be enforced.

(d)       This Agreement is executed in, and it is the intention of the Parties hereto that it shall be governed by, the laws of the State of Wisconsin without giving effect to applicable conflict of laws and provisions.

(e)       The provisions of this Agreement shall be deemed to be severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(f)       Any notice or communication permitted or required by this Agreement shall be in writing and shall become effective upon personal service, or service by wire transmission, which has been acknowledged by the other party as being received, or two (2) days after its mailing by certified mail, return receipt requested, postage prepaid addressed as follows:

(1)         If to Telkonet: Attn: General Counsel Telkonet, Inc. 20800, Suite 175, Swenson Dr. Waukesha, WI 53186.

(2)         If to Executive, to: John Srouji at the last residential address known by the Company as provided by Executive in writing.

(g)       Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement. This Agreement is drafted by counsel for the Company as an accommodation to the Parties and is the product of deliberation between all Parties. In the event of any dispute surrounding its interpretation, this Agreement shall not be construed against the drafter, and the Parties expressly waive any right to assert such rule of construction. It shall be deemed to be collectively drafted by the Parties, and shall not be construed more stringently against any one Party than another.

(h)       Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned. Electronically executed or faxed signatures shall be deemed the equivalent of an original signature. The Agreement becomes effective upon receipt of the Parties' signatures, electronic or otherwise.

IN WITNESS WHEREOF, Telkonet and Executive have executed this Agreement as of the date first set forth above

/s/ Piercarlo Gramaglia	/s/ John Srouji
Compensation Committee	John Srouji

January 2023	January 2023

7